Riviera Holdings Corporation
                       2901 Las Vegas Boulevard South
                             Las Vegas, NV 89109
                      Investor Relations: (800) 362-1460
                             TRADED: AMEX  RIV
                            www.theriviera.com







FOR FURTHER INFORMATION:

AT THE COMPANY:                                 INVESTOR RELATIONS CONTACT:
Duane Krohn, Treasurer and CFO                  Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                            (208) 241-3704 Voice
(702) 794-9442 Fax                              (208) 232-5317 Fax
Email:  dkrohn@theriviera.com                   Email:   etruax@aol.com

FOR IMMEDIATE RELEASE:

              RIVIERA REPORTS SECOND QUARTER 2001 RESULTS

     LAS VEGAS, NV July 24, 2001 -- Riviera Holdings Corporation (AMEX: RIV) today reported financial results for the second quarter of 2001. Net revenues for the quarter were $54.8 million, up 2.6 percent from net revenues of $53.4 million in the second quarter of 2000. EBITDA (Earnings Before Interest, Income Taxes, Depreciation, Amortization, pre-opening expenses, and other income and expense, net) for the quarter was $10.6 million, up 6.5 percent from EBITDA of $9.9 million in the second quarter of 2000. The net loss was $(70,000) or $(0.02) per share compared to a net loss of $(553,000) or $(0.14) per share in the second quarter of 2000.

     For the first half of 2001, net revenues were $107.0 million, up 4.3 percent from net revenues of $102.6 million in the first half of 2000. EBITDA for the first half was $20.3 million, down 2.5 percent from EBITDA of $20.8 million in the first half of 2000. Net income decreased from $122,000 or $0.03 per share in the first six months of 2000 to a loss of ($728,000) or ($0.20) per share in the first half of 2001.

     Riviera Holdings Corporation had cash and short-term investments of $50 million, working capital of $27 million and shareholders' equity of $16 million at June 30, 2001.

Second Quarter 2001 Highlights

- Riviera Black Hawk contributed $2.8 million in EBITDA, an increase of 430 percent from the second quarter of 2000 and up 11 percent from the first quarter of 2001
- Rising marketing costs, the slowing of the national economy and competition for show entertainment resulted in a $1.7 million decrease in Riviera Las Vegas EBITDA to $7.8 million
- Riviera Las Vegas ADR (Average Daily Rate) and occupancy increased slightly during the second quarter
-    Cash and short-term investments totaled $50 million

     William L. Westerman, Chairman of the Board and CEO, said, Riviera Black Hawks increased contribution to EBITDA of $2.3 million over the prior year and $276,000 over the first quarter of 2001 is very encouraging. Our efforts in Black Hawk and our understanding of that market are paying off as Riviera Black Hawk s operating performance continues to post improved results on a quarterly basis. At Riviera Las Vegas, EBITDA was adversely affected by increased energy costs and the general softness of the economy, which reduced the average expenditure by customers visiting Las Vegas. However, the fact that we were able to increase both consolidated EBITDA and net income for the second quarter through Black Hawks contribution to earnings emphasizes how important it was for us to diversify our earnings base.

Riviera Las Vegas

     Bob Vannucci, President of Riviera Las Vegas, said, Net revenues in Las Vegas were down $1.9 million or 4.3 percent for the quarter. EBITDA decreased $1.7 million or 17.8 percent compared to the same quarter in 2000. Revenue decreases were attributable to a soft economy and to increased competition from 30 additional shows on the Las Vegas Strip this year alone. Revenues were down in all departments except rooms, which increased $150,000, or 1.3 percent. ADR was up slightly for the quarter, while occupancy continues at an above Strip average of approximately 98.5 percent. Second quarter rooms occupied by conventions were comparable to 2000 at 34 percent of occupied room nights.

     Marketing expenses increased sharply for the quarter due to start up costs of new programs. We increased our slot room blocks, adjusted slot comp criteria back to last years requirements, added new direct mail and telemarketing programs, and scheduled more special events.



     Energy costs, net of the surcharge established in March of 2001 increased by $172,000 in the second quarter and $718,000 in the first six months of 2001 over the comparable periods in 2000. Now that most of the major Las Vegas properties have adopted surcharges, we believe we will encounter less resistance from hotel guests to our surcharge. Additionally, we are investing over $1.2 million in various energy conservation projects. These projects, which will be completed in the third quarter of 2001, will ameliorate the adverse effect of increased natural gas and electricity rates at Riviera Las Vegas.

     Overall, we believe we have taken the necessary steps to adjust our business according to current market conditions, and to ensure that we continue to maximize the strengths of Riviera Las Vegas in order to offer our customers a level of service and value that is important to them, said Mr. Vannucci.

Riviera Black Hawk

     Ron Johnson, President of Riviera Black Hawk, said, Second quarter 2001 revenues for Riviera Black Hawk were $12.0 million, $3.4 million higher than second quarter 2000 revenues. Second quarter EBITDA, before management fees, was $2.8 million, up $2.3 million from last year's second quarter.

     Continuing the trend we have seen over the past three quarters, Riviera Black Hawk revenues in the second quarter of 2001 were up $1.0 million or 9.3 percent over the first quarter of 2001, and EBITDA, before management fees, was up $276,000 or 10.9 percent over the first quarter of 2001.

     Our fair share (win per gaming device per day) of the Black Hawk gaming market has increased steadily from 84 percent for the 11 months the casino was open in 2000 to 94 percent in the first quarter of 2001 and 101 percent in the second quarter of 2001. Gains in market share have also contributed to improvements in operating margins. EBITDA margins before management fees increased from 16.6 percent for the 11 months in 2000 to 23.2 percent in the first quarter of 2001 and 23.5 percent in the second quarter of 2001.

     We continue to refine our direct mail marketing programs to our expanding player base. Our targeted programs have resulted in higher response rates, which in turn have improved the cost effectiveness of our marketing efforts, said Mr. Johnson.

Safe Harbor Statement:

     The forward-looking statements included in this news release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties including expansion timetables, hotel and casino market conditions and other risks detailed from time to time in the Company's SEC reports, including the Report on Form 10-K for December 31, 2000. Actual results may differ.

About Riviera Holdings:

     Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera is traded on the American Stock Exchange under the symbol RIV.

                                --Tables Follow--

                           Riviera Holdings Corporation
                                Financial Summary
                              Periods Ended June 30
                       ($ in 000s except per share data)

                                                     Second Quarter         Six Months Ended
                                                 2001            2000          2001            2000
Net Revenues:
   Riviera Las Vegas                             $42,838        $44,771      $84,068           $86,255
   Riviera Black Hawk                             11,990          8,574       22,960            16,176
   Riviera Gaming Management                           0             99            0               202
       Total Net Revenues                         54,828         53,444      107,028           102,633

EBITDA:
   Riviera Las Vegas                               7,750          9,432       14,912            17,032
   Riviera Black Hawk                              2,819            529        5,362             3,706
   Riviera Gaming Management                           0           (39)          (2)                57
       Total EBITDA                               10,569          9,922       20,272            20,795

EBITDA Margin:
   Riviera Las Vegas                               18.1%          21.1%        17.7%             19.7%
   Riviera Black Hawk                              23.5%           6.2%        23.3%             22.9%
   Riviera Gaming Management                           0         -39.4%            0             28.2%
       Total EBITDA                                19.3%          18.6%        18.9%             20.3%

Net Income (Loss)                                  $(70)         $(553)       $(728)              $122
Weighted Average Diluted Shares Outstanding        3,668          3,933        3,670             4,031
Net Income (Loss) Per Share                      $(0.02)        $(0.14)      $(0.20)             $0.03

                                                    Balance Sheet Summary
                                                         ($ in 000s)
                                                   Jun 30,           Dec 31,
                                                     2001               2000
Cash and short term investments                    $49,530              $52,174
Total current assets                                60,014               65,663
Property and equipment, net                        204,672              207,030
Total assets                                       275,317              283,710
Total current liabilities                           32,715               37,060
Long-term debt, net of current portion             219,319              223,172
Total shareholders equity                           16,131               16,945

RIVIERA HOLDINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
                                                          Three Months Ended              Six Months Ended
                                                                June 30,                      June 30,
                                                          2001              2000         2001           2000
                                                      --------------------------- ----------------------------
Casino                                                $   31,045   $      28,632    $   58,314    $     4,431
  Rooms                                                   11,736          11,580        24,471         22,553
  Food and beverage                                        8,493           8,659        16,410         16,048
  Entertainment                                            5,864           6,282        11,763         12,563
  Other                                                    2,500           2,812         4,928          5,417
                                                      --------------------------------------------------------
       Total                                              59,638          57,965       115,886        111,012
   Less promotional allowances                             4,810           4,521         8,858          8,379
                                                      --------------------------- ----------------------------
            Net revenues                                  54,828          53,444       107,028        102,633
                                                      --------------------------- ----------------------------
COSTS AND EXPENSES:
  Direct costs and expenses of operating departments:
    Casino                                                16,790          15,456        32,111         28,335
    Rooms                                                  6,242           6,229        12,228         11,856
    Food and beverage                                      5,690           5,635        11,002         10,795
    Entertainment                                          4,126           4,976         8,386          9,584
    Other                                                    854             861         1,609          1,584
  Other operating expenses:
    General and administrative                            10,557          10,365        21,420         19,684
    Preopening Expenses   Riviera Black Hawk                   0               0             0          1,222
    Depreciation and amortization                          4,287           4,353         8,546          8,642
                                                      --------------------------- ----------------------------
            Total costs and expenses                      48,546          47,875        95,302         91,702
                                                      --------------------------- ----------------------------
INCOME FROM OPERATIONS                                     6,282           5,569        11,726         10,931
                                                      --------------------------- ----------------------------
OTHER INCOME (EXPENSE):
  Interest expense                                       (6,747)         (7,340)      (13,531)       (13,844)
  Interest income                                            368             660           753          1,133
  Interest capitalized                                         0               0             0            616
  Other, net                                                (27)              60          (31)          1,189
                                                      --------------------------- ----------------------------
            Total other income (expense)                 (6,406)         (6,620)      (12,809)       (10,906)
                                                      --------------------------- ----------------------------
INCOME (LOSS) BEFORE TAXES                                 (124)         (1,051)       (1,083)             25
                                                      --------------------------- ----------------------------
PROVISION (BENEFIT) FOR INCOME TAXES                        (54)           (498)         (355)           (97)
                                                      --------------------------- ----------------------------
NET INCOME (LOSS)                                      $    (70)        $  (553)    $    (728)     $     122
                                                      =========================== ============================
EARNINGS PER SHARE DATA:

Weighted average common shares outstanding                 3,668           3,933         3,670          3,675
Basic earnings per share                                $  (0.02)      $  (0.14)    $   (0.20)      $    0.03
                                                      =========================== ============================